FIRST AMENDMENT TO
                      AMENDED AND RESTATED CREDIT AGREEMENT

     THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (the "First Amendment"), dated as of March 29, 2000, amends the Amended and Restated Credit Agreement dated as of May 28, 1999 by and among LACROSSE FOOTWEAR, INC. (the "Borrower"), the several Lenders from time to time parties thereto (the "Lenders") and Firstar Bank, N.A. (f/k/a Firstar Bank Milwaukee, N.A.; the "Agent") (as so amended, and as the same may be amended from time to time, the "Credit Agreement").

     1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

     2. Waiver. Subject to the terms set forth herein, the Lenders hereby agree to waive Borrower's breach of Section 8.12(c) of the Credit Agreement for the period ending December 31, 1999. No waiver of Borrower's compliance with the terms of Section 8.12(c) of the Credit Agreement is made for any periods other than for the period set forth above and no waiver is made with respect to any other covenant or agreement set forth in the Credit Agreement.

     3. Amendments. The parties hereby agree to amend the Credit Agreement as follows:

          (a) The defined term "Applicable Percentage" in Section 2.1 is deleted in its entirety, and Schedule 3.1(d) is deleted in its entirety.

          (b) The following definition is added to Section 2.1 in appropriate alphabetical order:

               "`Borrowing Base' means an amount equal to the sum of (i) 80% of Qualified Receivables plus (ii) 50% of Qualified Inventory (provided that the maximum amount included in the Borrowing Base under this clause (ii) shall not exceed $31,250,000)."

          (c) The defined term "Credit Documents" in Section 2.1 is deleted in its entirety and replaced with the following:

               "`Credit Documents' means this Credit Agreement, the Notes, the Security Agreement, any Letter of Credit Document, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto."

          (d) All references in the Credit Agreement to "Firstar Bank Milwaukee, N.A." are deleted in their entirety and replaced with "Firstar Bank, N.A."

          (e) The following definitions are added to Section 2.1 in appropriate alphabetical order:

               "`Qualified Inventory' means raw material and finished goods inventory of the Borrower, valued at the lower of wholesale market or cost (determined on a LIFO basis), net of reserves, which meet these specifications:

               (1) it is owned by the Borrower free of all Liens (except the Agent's Lien for the benefit of the Lenders);

               (2) no financing statement (other than the Agent's for the benefit of the Lenders) is on file covering it, its products or proceeds;

               (3) if it is represented by documents of title, the Borrower is the owner of the documents of title free of all Liens (other than the Agent's Lien for the benefit of the Lenders);

               (4) it is in good condition and it is new and unused except as the Lenders may otherwise consent in writing; and

               (5) it is subject to a valid and perfected first lien security interest in favor of the Agent for the benefit of the Lenders.

               `Qualified Receivables' means the amounts owing to the Borrower on accounts receivable which meet these specifications:

               (1) it arose from a bona fide sale of goods or services which have been delivered or shipped to the account debtor and for which the Borrower has genuine invoices, shipping documents or receipts;

               (2) it is not past due more than ninety (90) days and is not outstanding more than two hundred seventy-five (275) days from the delivery of goods, performance of services or date of invoice;

               (3) it is owned by the Borrower free of all Liens (except the Agent's Lien for the benefit of the Lenders);

               (4) it is enforceable against the account debtor for the amount shown as owing in the statements furnished by the Borrower to the Lenders;

               (5) it and the transaction out of which it arose comply with all applicable laws and regulations;

               (6) it is not subject to any set-off, credit, allowance or adjustment, except discount for prompt payment, nor has the account debtor returned the goods or disputed its liability;

               (7) the Borrower has no notice or knowledge of anything which might impair the creditworthiness of the account debtor;

               (8) the Lenders have not notified the Borrower that the account or account debtor is unsatisfactory; and

               (9) the account is not subject to any prohibition against or restriction upon assignments or Liens, and is subject to a valid and perfected first lien security interest in favor of the Agent for the benefit of the Lenders.

               `Security Agreement' means that certain Security Agreement by and between the Borrower and the Agent (for the benefit of the Lenders) substantially in the form of Exhibit A attached to the First Amendment, as the same may be modified or amended from time to time."

          (f) Section 3.1(a) is deleted in its entirety and the following inserted in its place:

               "(a) Revolving Commitment. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans ("Revolving Loans") to the Borrower from time to time for the purposes hereinafter set forth; provided, however, that (i) with regard to each Lender individually, the sum of such Lender's share of outstanding Revolving Loans plus such Lender's LOC Commitment Percentage of LOC Obligations shall not exceed such Lender's Revolving Committed Amount, and (ii) with regard to the Lenders collectively, the sum of the aggregate amount of outstanding Revolving Loans plus the aggregate amount of LOC Obligations plus the aggregate amount of Commercial Paper Obligations plus the aggregate amount of outstanding Swing Line Loans shall not exceed the lesser of: (A) SIXTY-TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($62,500,000), as such aggregate maximum amount may be reduced from time to time as provided herein, and (B) the Borrowing Base. Revolving Loans may consist of Prime Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof. Eurodollar Loans shall be made by each Lender at its Eurodollar Lending Office and Prime Rate Loans at its Domestic Lending Office."

          (g) Section 3.1(d)(ii) is amended by deleting the reference therein to "the Applicable Margin" and inserting the following in its place: "150 basis points."

          (h) Section 3.2(c)(ii) is amended by deleting the reference therein to "the Applicable Margin" and inserting the following in its place: "187.5 basis points."

          (i) Section 4.4(a) is deleted in its entirety and the following is inserted in its place:

               "(a) Unused Facility Fee. In consideration of the Revolving Commitments by the Lenders hereunder, the Borrower agrees to pay to the Agent for the ratable benefit of the Lenders an unused facility fee in an amount equal to the average daily unused portion of such Revolving Commitments, as the same may be reduced from time to time hereunder, (computed on a quarterly basis in arrears on the last Business Day of each March, June, September and December commencing June 30, 2000, based upon the daily utilization for that quarter as calculated by the Agent) times 1/4 of 1%. The unused facility fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December commencing on June 30, 2000, through the Revolving Termination Date. The unused facility fee shall be fully earned on each such payment date. Notwithstanding any term herein to the contrary, it is understood that for purposes of calculating the unused facility fee, usage of the Revolving Commitments shall not be deemed to include amounts outstanding in respect of LOC Obligations, Commercial Paper Obligations or Swing Line Loans."

          (j) The word "and" is deleted following the end of Section 7.1(c), the period is deleted following the end of Section 7.1(d) and the following is inserted immediately thereafter:

               "; and

               (e) Within twenty (20) days after the end of each month, and within thirty (30) days after the end of its last fiscal month, a duly executed borrowing base certificate in the form of Exhibit B attached to the First Amendment (the "Borrowing Base Certificate")."

          (k)  Schedule  8.2 is deleted in its entirety and the form of Schedule
8.2 attached to the First Amendment is inserted in its place.

          (l)  Section   8.12(a)  is  amended  by  deleting  the  dollar  amount
"$44,000,000" therein and substituting the dollar amount "$41,000,000" in its place.

          (m) Section 8.12(b) is amended by deleting the date "March 30, 2000" therein and substituting the date "March 30, 2001" in its place.

          (n) Section 8.12(c) is deleted in its entirety and the following inserted in its place:

               "(c) Interest Coverage Ratio. The Borrower will not permit the ratio of its Consolidated Net Income plus interest expense and depreciation expense to interest expense to be less than: (i)
               1.25 to 1.0 from the date hereof through and including December 31, 2000; and (ii) 2.00 to 1.0 at any time thereafter, in each case, calculated on a four-quarter rolling basis."

     4. Conditions Precedent.

          (a) This First Amendment shall become effective on the date that the Agent shall have received, with a counterpart for each Lender:

               (i)  this  First  Amendment,   duly  executed  by  an  authorized
representative of the Borrower and the Required Lenders;

               (ii)  the  Security   Agreement,   together  with  UCC  financing
statements, in each case executed by an authorized representative of the Borrower;

               (iii) the Borrowing Base Certificate, duly executed by an authorized representative of the Borrower;

               (iv) a certificate of the Secretary of Borrower, dated as of the date of the First Amendment, as to: (A) the incumbency and signature of the officers of Borrower who have signed or will sign this First Amendment and the Security Agreement and any other documents or materials to be delivered by Borrower to the Agent pursuant to the Credit Agreement; (B) the adoption and continued effect of resolutions of the board of directors of Borrower authorizing the execution, delivery and performance of this First Amendment, the Security Agreement, and all other documents or materials to be executed, delivered and performed by the Borrower pursuant or in connection thereto or hereto; and (C) the accuracy and completeness of attached copies of the articles of incorporation and bylaws of Borrower, as amended to date; and

               (v) the legal opinion of Foley & Lardner, counsel for the Borrower, dated the date of this First Amendment and addressed to the Agent and the Lenders, in form and substance satisfactory to the Agent and the Lenders.

          (b) Notwithstanding anything to the contrary contained in the Credit Agreement, as soon as practicable after the date of this First Amendment, the Borrower shall permit the Agent (on behalf of the Lenders) during regular business hours, upon reasonable notice by the Agent and at the Borrower's sole expense, to conduct a field audit of the Borrower's properties and examine and make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

     5. Representations and Warranties. Borrower certifies that the representations and warranties contained in the Credit Agreement are true and correct as of the date of this First Amendment, and that, after giving effect to the waivers and amendments set forth herein, no condition, event, act or omission has occurred which, with the giving of notice or passage of time, or both, would constitute a Default under the Credit Agreement.

     6. Full Force and Effect. Except as provided herein, all of the terms and conditions set forth in the Credit Agreement, and all additional documents entered into in connection with the Credit Agreement, shall remain unchanged and shall continue in full force and effect as originally set forth.

     7. Binding Effect. This First Amendment shall be binding upon the parties hereto and their respective successors and assigns.

     [REMAINDER OF PAGE INTENTIONALLY BLANK]


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

     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Loan Agreement as of the date first set forth above.

                                      LACROSSE FOOTWEAR, INC.,
                                      a Wisconsin corporation


                                      By:  /s/ Robert J. Sullivan
                                         --------------------------------------
                                      Title:  Vice President--Finance and CFO


                                      FIRSTAR BANK, N.A.,
                                      in its capacity as Agent and as
                                      a Lender


                                      By:  /s/ Randy D. Olver
                                         --------------------------------------
                                      Title:  Senior Vice President


                                      THE NORTHERN TRUST COMPANY


                                      By:  /s/ Daniel K. Hintzen
                                         --------------------------------------
                                      Title:  Vice President


                                      HARRIS TRUST AND SAVINGS BANK


                                      By:  /s/ Gary M. Olintz
                                         --------------------------------------
                                      Title:  Vice President

                                  SCHEDULE 8.2
                                 PERMITTED LIENS

Secured Party                      Filing Jurisdiction             Filing Number
-------------                      -------------------             -------------

IBM Credit Corporation             WI DFI                          1815625
Pitney Bowes Credit Corp.          NH Secretary of State           531712

                                    EXHIBIT B
                             LACROSSE FOOTWEAR, INC.
                           BORROWING BASE CERTIFICATE
                           --------------------------

TO:  FIRSTAR BANK, N.A.
     HARRIS TRUST AND SAVINGS BANK
     THE NORTHERN TRUST COMPANY

This Borrowing Base Certificate is furnished pursuant to the Amended and Restated Credit Agreement dated as of May 28, 1999 (as amended to date, the "Agreement"), among LaCrosse Footwear, Inc., a Wisconsin corporation (the "Borrower"), First Bank, N.A., Harris Trust and Savings Bank and The Northern Trust Company (collectively, the "Lenders") and Firstar Bank, N.A., as Agent for the Lenders. Unless otherwise defined herein, the terms used in this Borrowing Base Certificate have the meanings ascribed thereto in the Agreement.

                     THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.   I am the chief financial officer of the Borrower.

2. As of ____________________ [previous month-end] the Borrowing Base was as follows:

     (a)   Total Accounts Receivable                               $____________

     (b)   All accounts that are payable more than 275 days from
           the delivery of goods, performance of services or date
           of invoice, or that are more than 90 days past due      $____________

     (c)   Accounts subject to setoff, credit, allowance
           or adjustment                                           $____________

     (d)   Accounts subject to Liens (other than in favor
           of Lenders)                                             $____________

     (e)   Accounts subject to any dispute or counterclaim
           by the account debtor                                   $____________

     (f)   Other ineligible accounts under definition of
           "Qualified Receivables" in the Agreement                $____________

     (g)   Qualified Receivables
           [(a) less (b) + (c) + (d) + (e) + (f)]                  $____________

     (h)   Total Inventory (as that term is defined in the Security
           Agreement) on a LIFO basis and net of reserves          $____________

     (i)   Work-in-process                                         $____________

     (j)   Inventory subject to Liens (other than in favor
           of the Lenders)                                         $____________

     (k)   Inventory represented  by documents of title other
           than negotiable documents of title in possession of
           the Agent                                               $____________

     (l)   Inventory that is used, obsolete, in poor condition
           or otherwise not saleable                               $____________

     (m)   Other ineligible inventory under definition of
           "Qualified Inventory" in this Agreement                 $____________

     (n)   Qualified Inventory
           [(h) less (i) + (j) + (k) + (l) + (m)]                  $____________

     TOTAL BORROWING BASE:

     (o)   80% of Line (g)                                         $____________

     (p)   plus 50% of Line (n) (not to exceed $31,250,000)        $____________

     (q)   100% of Line (o) plus Line (p)                          $____________

     (r)   Outstanding aggregate amount of all
           Revolving Loans                                         $____________

     (s)   Outstanding aggregate amount of LOC Obligations         $____________

     (t)   Outstanding aggregate amount of Commercial
           Paper Obligations                                       $____________

     (u)   Outstanding aggregate amount of Swing Line Loans        $____________

     (v)   TOTAL BORROWING AVAILABILITY
           [(q) less (r) + (s) + (t) + (u)]                        $____________

     The information set forth above and on the attached Schedule of Qualified Receivables and Statement of Qualified Inventory is true and correct.

                                        LACROSSE FOOTWEAR, INC.


                                        By:------------------------------------
                                             Chief Financial Officer